UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 12, 2013

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

The information required by this Item 1.01 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 8.01	Other Events.

On August 15, 2013, AmTrust Financial Services, Inc. (the “Company”) closed the sale of $250.0 million aggregate principal amount of the Company’s 6.125% notes due 2023 (the “Notes”) to certain initial purchasers in a private placement.

The sale was consummated pursuant to a purchase agreement, dated August 12, 2013 (the “Purchase Agreement”), by and between the Company, on the one hand, and Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several initial purchasers named in Schedule I thereto (the “Initial Purchasers”), on the other hand.

The Company issued the Notes under an indenture, dated as of December 21, 2011 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the second supplemental indenture, dated as of August 15, 2013 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

The Notes will bear interest at a rate equal to 6.125% per year, payable semiannually in arrears on February 15th and August 15th of each year, beginning on February 15, 2014. The Notes will be the Company’s general unsecured obligations and will rank equally in right of payment with its other existing and future senior unsecured indebtedness and senior in right of payment to any of its indebtedness that is contractually subordinated to the Notes. The Notes will also be effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and are structurally subordinated to the existing and future indebtedness of the Company’s subsidiaries (including trade payables). The Notes will mature on August 15, 2023, unless earlier purchased by the Company

The Indenture contains customary covenants, such as reporting of annual and quarterly financial results, and restrictions on certain mergers and consolidations. The Indenture also includes covenants relating to the incurrence of debt if the Company’s consolidated leverage ratio would exceed 0.35 to 1.00, a limitation on liens and a limitation on the disposition of stock of certain of the Company’s subsidiaries. The Company will pay additional interest of .50% per year if its consolidated leverage ratio exceeds 0.30 to 1.00 and additional interest of 1.00% per year if its consolidated leverage ratio exceeds 0.35 to 1.00.

The Notes and the Indenture contain customary events of default, including failure to pay principal or interest, breach of covenants, cross-acceleration to other debt in excess of $10 million, unsatisfied final judgments of $15 million or more and bankruptcy events, all subject to terms, including notice and cure periods, set forth in the Indenture. In addition, it is an event of default under the Indenture if the Company has a consolidated leverage ratio in excess of 0.35 to 1.00 for a period of thirty days, unless in connection with an acquisition, in which case the grace period is eighteen months.

The Notes were offered and sold only to qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable securities laws of any relevant state or jurisdiction.

The Company estimates that the net proceeds it will receive from the offering will be approximately $247.26 million, after deducting initial purchaser discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures and/or strategic acquisitions.

The descriptions of the agreements described above are summaries only and are qualified in their entirety by the reference to the full text of the respective agreements, which are filed as exhibits to this Current Report on Form 8-K and incorporated by reference herein.

On August 12, 2013, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Purchase Agreement, dated August 15, 2013, by and between the Company and Goldman, Sachs & Co., J.P. Morgan Securities LLC, and Morgan Stanley & Co. LLC, as representatives of the Initial Purchasers

4.1	Second Supplemental Indenture, dated as of August 15, 2013, by and between the Company and the Trustee

4.2	Form of 6.125% Notes due 2023 (incorporated by reference to Exhibit A to Exhibit 4.1)

99.1	Pricing Press Release, dated August 12, 2013, announcing the pricing of the Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date August 15, 2013

/s/ Stephen Ungar
Stephen Ungar
Senior Vice President, General Counsel and Secretary